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                              BERNARD CHAUS, INC.
                       6,988,635 Shares of Common Stock
                          Offered Pursuant to Rights
                        Distributed to Stockholders of
                              Bernard Claus, Inc.


To Our Clients:

                  Enclosed for your consideration is a Prospectus, dated December __, 1997, and the "Instructions as to Use of Bernard Chaus, Inc. Subscription Certificates" relating to the offer by Bernard Chaus, Inc. (the "Company") of 6,988,635 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company, at a subscription price of $1.4309 per share, pursuant to transferable subscription rights (the "Rights") distributed to holders of record of Common Stock as of the close of business on December 17, 1997 (the "Record Date").

                  As described in the accompanying Prospectus, you will receive one transferable Right for each share of Common Stock carried by us in your account as of the Record Date. Each Right will entitle you to subscribe for and purchase 5.464751 shares of Common Stock (the "Basic Subscription Privilege") at a subscription price of $1.4309 per share (the "Subscription Price"). If any shares of Common Stock are not purchased by holders of Rights pursuant to the Basic Subscription Privilege (the "Excess Shares"), any holder purchasing all of the shares of Common Stock available to it may purchase an additional number of the Excess Shares, if so specified in the subscription documents, subject to proration.

                  Each beneficial owner of Common Stock is entitled to one Right for each share of Common Stock owned on the Record Date. No fractional shares or cash in lieu thereof will be issued or paid. In lieu of fractional shares, the aggregate number of shares of Common Stock distributed to each holder upon exercise of the Rights will be rounded up to the next whole number.

                  THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME, EXERCISES OF RIGHTS MAY BE MADE BY ONLY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock, to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus and the related "Instructions as to Use of Bernard Chaus, Inc. Subscription Certificates." However, we urge you to read these documents carefully before instructing us to exercise Rights.

                  Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the offering. The offering will expire at 5:00 p.m., New York City time, on January 23, 1998, unless the offering is extended by the Company. Once you have exercised a Right, such exercise may not be revoked unless the Company files a post-effective amendment to its Registration Statement related to this Rights Offering which includes a material change in the terms of the Rights Offering.

                  If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock, or if you wish to have us on your behalf, transfer, assign or sell your Rights, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO CHASEMELLON SHAREHOLDER SERVICES, INC., THE INFORMATION AGENT, AT THE FOLLOWING TELEPHONE NUMBER: (800) 414-2879.